Exhibit 99.3

AMENDMENT NO. 2 TO THE SECOND AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT OF STONEMOR GP LLC
This Amendment No. 2 (this "Amendment") to the Second Amended and Restated Limited Liability Company Agreement of StoneMor GP LLC, a Delaware limited liability company (the "Company"), dated as of May 21, 2014, as amended by Amendment No. 1 thereto, dated as of November 17, 2015 (collectively the "Agreement"), is made and entered into as of May 17, 2015 by StoneMor GP Holdings LLC (the "Sole Member"), the Sole Member of the Company. Capitalized terms used but not defined herein shall have the meanings set forth in the Agreement.
RECITALS
WHEREAS, Section 7.2(a) of the Agreement provides that the number of directors constituting the Board shall be at least three and no more than nine (each a "Director" and collectively, the "Directors"); and
WHEREAS, the Sole Member desires to amend the Agreement as set forth herein to increase the maximum number of Directors of the Company to ten;.
NOW, THEREFORE, the Agreement is hereby amended as follows:
SECTION 1. The first sentence of Section 7.2(a) of the Agreement is hereby amended and restated in its entirety as follows:
The number of directors constituting the Board shall be at least three and no more than ten (each a "Director" and collectively, the "Directors").
SECTION 2. Except as expressly modified and amended herein, all of the terms and conditions of the Agreement shall remain in full force and effect.
SECTION 3. This Amendment shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to principles of conflicts of laws.
IN WITNESS WHEREOF, the undersigned has executed this Amendment as of May 17, 2017.
SOLE MEMBER:
STONEMOR GP HOLDINGS LLC
By: /s/ Lawrence Miller
Name: Lawrence Miller
Title: President and Chief Executive Officer